EXHIBIT 99.1

The Chemours Company Reports Fourth Quarter and Full Year 2025 Results

Wilmington, Del., February 19, 2026 – The Chemours Company (“Chemours” or “the Company”) (NYSE: CC), a global chemistry company with leading market positions in Thermal & Specialized Solutions (“TSS”), Titanium Technologies (“TT”), and Advanced Performance Materials (“APM”), today announced its financial results for the fourth quarter and full year 2025.

Key Fourth Quarter 2025 Results & Recent Highlights1

•
Net Sales of $1.3 billion, slightly down compared to the corresponding prior-year quarter, with TSS reporting a record fourth quarter with double-digit year-over-year growth of 37% in Opteon™ Refrigerants
•
Net Loss attributable to Chemours of $47 million, or $0.31 per diluted share, compared with Net Loss attributable to Chemours of $11 million, or $0.08 per diluted share, in the corresponding prior-year quarter
•
Adjusted Net Income2 of $7 million, or $0.05 per diluted share, compared to Adjusted Net Income of $14 million, or $0.09 per diluted share, in the corresponding prior-year quarter
•
Adjusted EBITDA2,3 of $128 million compared to $168 million in the corresponding prior-year quarter
•
Implemented a global TiO2 price increase which became effective December 1, 2025
•
Announced the sale of the former Kuan Yin TiO2 site on January 15, 2026, for approximately $3004 million in net proceeds

Key Full Year 2025 Results & Highlights1

•
Net Sales of $5.8 billion, flat compared to the prior year, with TSS reporting record annual sales with double-digit year-over-year growth in Opteon™ Refrigerants
•
Net Loss attributable to Chemours of $386 million, or $2.57 per diluted share, compared with Net Income attributable to Chemours of $69 million, or $0.46 per diluted share, in the prior year
•
Adjusted Net Income2 of $143 million, or $0.95 per diluted share, compared to $179 million, or $1.19 per diluted share, in the prior year
•
Adjusted EBITDA2,3 of $742 million compared to $768 million in the prior year

Key Full Year 2026 Outlook5

•
Consolidated Net Sales growth in the range of 3 to 5%
•
Adjusted EBITDA between $800 million and $900 million
•
Free Cash Flow Conversion above 25%

“Our consolidated fourth quarter results delivered robust cash flow and achieved revenue performance that met our expectations, highlighted by the continued transition to Opteon™ Refrigerants – concluding a record setting year for TSS. However, as a result of short-term cyclical end market headwinds experienced in our APM business, we elected to prioritize cash flow, leading to strong cash generation in the quarter. In connection with this approach APM incurred a sizable non-cash inventory charge and unfavorable product mix driving our consolidated Adjusted EBITDA slightly below our expected range,” said Denise Dignam, Chemours President and CEO. "Although macroeconomic conditions remain tepid, our pricing actions have begun to take effect in TiO2, and we remain focused on executing our broader Pathway to Thrive strategy. The

1 Certain prior period amounts have been revised to correct for certain immaterial errors will be further described in our Annual Report on Form 10-K for the year ended December 31, 2025.

2 Non-GAAP measures, including Adjusted Net Income, Adjusted EPS and Adjusted EBITDAreferred to throughout, principally exclude the impact of recent litigation settlements for legacy environmental matters and associated fees, in addition to other unallocated items – please refer to the attached "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)”.

3 Adjusted EBITDA excludes net income attributable to noncontrolling interests, net interest expense, depreciation and amortization, and all remaining provision for income taxes from Adjusted Net Income. See the corresponding reconciliation referenced in footnote #2.

4 Reflects TWD to USD exchange rate as of the time of this release, and reflects total proceeds net of related transaction and tax impacts.

5 For information on our outlook non-GAAP measures, please refer to the attached “Reconciliation of GAAP Measures to Non-GAAP Financial Measures (unaudited)”

EXHIBIT 99.1

sale of our Kuan Yin TiO2 site, along with increased organic cash flow generation in 2026, will provide significant cash inflow in 2026. These actions align with our capital allocation priorities under Pathway to Thrive, specifically improving our debt profile and progressing Chemours closer to our long-term objective of net leverage below three times adjusted EBITDA across economic cycles.”

Total Chemours

	Q4 2025	Q4 2024	Y-o-Y % ∆	Q3 2025	Q-o-Q % ∆	FY 2025	FY 2024	Y-o-Y % ∆
Net Sales (millions)	$1,329	$1,359	(2%)	$1,495	(11%)	$5,808	$5,782	0%
Net Income (Loss) (millions)	($47)	($11)	(327%)	$46	(202%)	($386)	$69	(659%)
EPS[6]	($0.31)	($0.08)	(288%)	$0.31	(200%)	($2.57)	$0.46	(659%)
Adjusted EPS	$0.05	$0.09	(46%)	$0.17	(71%)	$0.95	$1.19	(20%)
Adjusted EBITDA (millions)	$128	$168	(24%)	$189	(32%)	$742	$768	(3%)

Fourth quarter 2025 Net Sales were $1.3 billion, down 2% compared to the prior-year quarter. Reported Net Sales were primarily driven by a 4% decrease in volume, partially offset by a 1% increase in price and a 1% currency tailwind. The decrease in volume was primarily driven by weaker cyclically-sensitive end markets impacting both TT and APM, partially offset by the continued strength in TSS volume tied to increased Opteon™ Refrigerants adoption.

Fourth quarter 2025 Net Loss attributable to Chemours was $47 million, or $0.31 per diluted share, compared to Net Loss attributable to Chemours of $11 million, or $0.08 per diluted share in the prior-year quarter. The larger fourth quarter Net Loss attributable to Chemours was driven by lower cost absorption tied to decreased production levels across APM and TT, a non-cash inventory charge along with an unfavorable product mix in APM, and a higher provision for income taxes. Adjusted EBITDA for the fourth quarter of 2025 was $128 million, compared to $168 million in the prior-year quarter driven by the same higher costs impacting the current quarter Net Loss attributable to Chemours.

Full year 2025 Net Sales were $5.8 billion, flat compared to the prior year. Net Sales were primarily driven by higher volume and price in TSS and favorable currency movements, partially offset by lower TT pricing.

Full year 2025 Net Loss attributable to Chemours was $386 million, or $2.57 per diluted share, compared to Net Income attributable to Chemours of $69 million, or $0.46 per diluted share in the prior year, primarily driven by litigation-related charges inclusive of the announced settlement with the State of New Jersey. Adjusted EBITDA for the year was $742 million, compared to $768 million in the prior year. This decrease was primarily driven by lower TT pricing and lower cost absorption tied to lower production levels concentrated in APM and TT partially offset by volume and price increases in TSS and global net cost reduction efforts7.

6 On a diluted earnings per share basis

7 Excluding litigation settlements recognized in the year ended December 31, 2025

EXHIBIT 99.1

Thermal & Specialized Solutions

	Q4 2025	Q4 2024	Y-o-Y % ∆	Q3 2025	Q-o-Q % ∆	FY 2025	FY 2024	Y-o-Y % ∆
Net Sales (millions)	$444	$390	14%	$560	(21%)	$2,066	$1,830	13%
Opteon™Refrigerants	$243	$178	37%	$368	(34%)	$1,264	$810	56%
Freon™Refrigerants	$113	$124	(10%)	$94	19%	$428	$614	(30%)
Foam, Propellants & Other (FP&O)	$87	$88	0%	$98	(10%)	$374	$406	(8%)
Adjusted EBITDA (millions)	$128	$122	5%	$194	(34%)	$670	$571	18%
Adjusted EBITDA Margin	29%	31%	(3) ppts	35%	(6) ppts	32%	31%	1 ppts

TSS segment fourth quarter 2025 Net Sales were $444 million, an increase of 14% versus the prior‑year quarter, driven by a 10% increase in price and a 3% increase in volume, with a 1% currency tailwind. Increased pricing was driven by a favorable Opteon™ Refrigerant blends mix paired with higher pricing associated with opportunistic Freon™ refrigerant sales. Volume growth was driven by sustained robust demand for Opteon™ Refrigerant blends associated with the U.S. AIM Act stationary AC transition, which more than compensated for lower total Freon™ Refrigerant volumes.

Adjusted EBITDA for the quarter increased 5% to $128 million, while Adjusted EBITDA Margin declined three points to 29%. The increase in Adjusted EBITDA was driven by a favorable Opteon™ Refrigerant blends mix in pricing paired with higher pricing associated with opportunistic Freon™ sales, partially offset by higher input costs associated with R32, a key component of our stationary OpteonTM Refrigerant blends, in the quarter.

Sequentially, Net Sales declined 21%, driven by a 22% seasonal volume decrease, partially offset by a 1% price increase. Volumes followed seasonal patterns, declining across refrigerants with some offset in increased demand in certain Freon™ refrigerants.

TSS segment full year 2025 Net Sales were a record of $2.1 billion, an increase of 13% from 2024, reflecting sustained robust Opteon™ Refrigerants adoption, with 56% growth, associated with the U.S. AIM Act stationary AC transition. Full year Adjusted EBITDA increased 18% to $670 million, driven by increased Opteon™ volumes and higher prices throughout the portfolio; however, this was partially offset by the referenced increased input costs related to R32.

6 On a diluted earnings per share basis

7 Excluding litigation settlements recognized in the year ended December 31, 2025

EXHIBIT 99.1

Titanium Technologies

	Q4 2025	Q4 2024	Y-o-Y % ∆	Q3 2025	Q-o-Q % ∆	FY 2025	FY 2024	Y-o-Y % ∆
Net Sales (millions)	$561	$632	(11%)	$612	(8%)	$2,429	$2,572	(6%)
TiO2 Pigment	$534	$598	(11%)	$591	(10%)	$2,331	$2,446	(5%)
Minerals	$27	$34	(18%)	$21	33%	$98	$126	(22%)
Adjusted EBITDA (millions)	$23	$70	(67%)	$25	(8%)	$145	$301	(52%)
Adjusted EBITDA Margin	4%	11%	(7) ppts	4%	0 ppts	6%	12%	(6) ppts

TT segment fourth quarter 2025 Net Sales were $561 million, an 11% decrease compared to the prior-year quarter. This decrease was primarily driven by a 6% decrease in price globally, partially offset by favorable currency movements adding a slight 1% tailwind. Lower TiO2 pigment pricing and volumes were paired with lower minerals sales compared to the prior year quarter. The decrease in TiO2 pigment pricing was mostly concentrated in non-western markets, while pricing declines in protected western markets were less pronounced. Volumes showed a 6% decrease globally, driven by lower sales in non-western markets as the overall TiO2 market continues to remain challenged.

TT segment fourth quarter 2025 Adjusted EBITDA decreased 67% to $23 million compared to the prior-year quarter, while Adjusted EBITDA Margin decreased seven percentage points to 4%. The decline in Adjusted EBITDA was primarily driven by the referenced pricing trends, combined with lower cost absorption tied to lower production levels. These adjustments to production levels were made to prioritize cash generation given the challenged near-term demand environment.

Sequentially, TT segment fourth quarter 2025 Net Sales decreased 8%, driven by an 8% decrease in volume due to seasonality in western markets paired with some destocking activity by North American customers and weaker demand conditions in non-western markets. Global pricing showed stability in connection with the positive results we have seen from the pricing action announced in December of 2025, setting a strong foundation for 2026. Currency fluctuations were approximately flat.

TT segment full year 2025 Net Sales were $2.4 billion, a 6% decrease compared to full year 2024. The decrease in Net Sales was primarily driven by global pricing stemming from a weaker demand environment. TT segment full year Adjusted EBITDA decreased 52% from the prior year to $145 million. This decrease was also primarily driven by global pricing tied to the weaker demand environment, paired with lower cost absorption related to decisions to reduce production levels to promote cash flow generation and operational disruption impacts that occurred in the year.

Advanced Performance Materials

	Q4 2025	Q4 2024	Y-o-Y % ∆	Q3 2025	Q-o-Q % ∆	FY 2025	FY 2024	Y-o-Y % ∆
Net Sales (millions)	$312	$324	(4%)	$311	0%	$1,263	$1,326	(5%)
Advanced Materials	$172	$191	(10%)	$190	(10%)	$753	$808	(7%)
Performance Solutions	$141	$133	6%	$121	16%	$510	$518	(2%)
Adjusted EBITDA (millions)	$12	$47	(74%)	$14	(12%)	$108	$160	(32%)
Adjusted EBITDA Margin	4%	15%	(11) ppt	4%	0 ppts	9%	12%	(3) ppts

APM segment fourth quarter 2025 Net Sales were $312 million, a 4% decrease compared to the prior-year quarter. This decrease was primarily driven by an 8% decrease in volume which was partially offset by a 3% increase in price. The volume

EXHIBIT 99.1

decline was primarily driven by the recent closure of APM’s Advanced Materials SPS Capstone™ line, completed in the third quarter.

APM segment fourth quarter 2025 Adjusted EBITDA decreased 74% to $12 million compared to the prior-year quarter, while Adjusted EBITDA Margin decreased eleven percentage points to 4%. The decrease in Adjusted EBITDA was primarily driven by a decision to prioritize cash generation in the business given cyclical end market weakness, which lead to a non-cash inventory charge of approximately $17 million, a smaller idling charge, as well as approximately $10 million tied to product sales at a less favorable mix to reduce inventory and promote cash flow.

Sequentially, APM segment fourth quarter 2025 Net Sales were roughly flat, with increased volumes in Performance Solutions more than offsetting lower sequential Advanced Materials volumes due to the recent line closure.

APM segment full year 2025 Net Sales were $1.3 billion, a 5% decrease compared to full year 2024. This decrease was primarily driven by weaker global demand across cyclically sensitive end markets. Adjusted EBITDA decreased 32% from the prior year to $108 million. This decrease was primarily driven by lower cost absorption tied to lower production and operational disruption impacts during the year.

Other Non-Reportable Segment

The Performance Chemicals and Intermediates business in the Company’s Other Non-Reportable Segment had Net Sales and Adjusted EBITDA for the fourth quarter 2025 of $12 million and $1 million, respectively. Full year results for the Company’s Other Non-Reportable Segment amounted to Net Sales of $50 million and Adjusted EBITDA of $8 million.

Corporate Expenses8

Corporate Expenses were $33 million in the fourth quarter 2025, a decrease of approximately $36 million compared to the prior-year quarter. This was primarily due to lower costs associated with litigation activities and the Company’s continued cost reduction efforts under its Pathway to Thrive strategy.

Liquidity and Capital Allocation

As of December 31, 2025, consolidated gross debt was $4.2 billion. Debt, net of $670 million in unrestricted cash and cash equivalents, was $3.5 billion, resulting in a net leverage ratio of approximately 4.7x on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.6 billion, comprised of $670 million in unrestricted9 cash and cash equivalents and $955 million of revolving credit facility capacity, net of outstanding letters of credit.

Cash provided by operating activities for the fourth quarter of 2025 was $137 million, compared to $138 million in the prior-year quarter.

Capital expenditures for the fourth quarter of 2025 amounted to $45 million, a decrease in spend compared to $109 million in the prior-year quarter, driven by lower capital expenditures in APM and TSS.

Free Cash Flows for the fourth quarter of 2025 were $92 million, reflecting Free Cash Flow Conversion of 72%, compared to $29 million, or 17% Free Cash Flow Conversion, in the fourth quarter of 2024.

First Quarter 2026 Outlook

In the first quarter, the Company anticipates consolidated Net Sales to increase in the range of 3 to 5% sequentially driven by TSS, with consolidated Adjusted EBITDA expected to range between $120 million and $150 million. Corporate Expenses are expected to approximate $45 million to $50 million. The Company also anticipates capital expenditures to be in the $50 million range, with Free Cash Flows reflecting a use of cash not to exceed $100 million.

8 2025 consolidated Adjusted EBITDA also reflects additional unallocated costs of $5 million and $8 million in Q4 2025 and year ended 2025, respectively. These costs are reflected in consolidated Adjusted EBITDA results only.

9 Restricted cash approximated $54 million of the end of the fourth quarter of 2025, reflecting primarily escrow payments Chemours has made related to the MOU agreement with DuPont, Corteva and EID will be further described in our Annual Report on Form 10-K for the year ended December 31, 2025.

EXHIBIT 99.1

TSS projects Net Sales will rise sequentially in the mid-twenty to thirty percentage range, mainly due to more favorable seasonal refrigerant demand and an expected 30 to 40% increase in Opteon™ Refrigerants sales from ongoing adoption in North America's stationary market. Adjusted EBITDA is expected to be between $170 million and $185 million, also driven by the referenced seasonality strength and continued equipment transition.

TT expects an overall sequential Net Sales decrease in the low-to-mid-single digits percentage range. Total minerals sales are anticipated to decline 60% in the first quarter due to sales timing and impacts from recent changes in mining efforts. TiO2 pigment revenues are anticipated to be down low-single digits sequentially, due to weaker seasonal volumes in non-western markets more than offsetting volume increases in western markets and the global pricing efforts highlighted last quarter. Adjusted EBITDA is expected to be between break-even and $5 million driven by the timing of mining sales paired with approximately $17 million in net higher cost impacts for the quarter related to changes in production levels as well as ore mix.

APM expects a sequential Net Sales decrease in the high-teens percentage range, driven by weakness in key end markets, combined with customer timing and constraints from an outage at our Washington Works facility. Adjusted EBITDA for APM is expected to be between break even and $5 million, driven by the referenced outage, which is anticipated to approximate $20 million to $25 million of earnings impacts in the first quarter, the majority of which is driven by sales constraints tied to the facility outage.

Full Year 2026 Outlook

The Company expects to deliver 2026 Net Sales growth in the range of 3 to 5% and Adjusted EBITDA of $800 million to $900 million, primarily driven by increased TSS and APM Performance Solutions demand, expected pricing strength in TT, and further benefited by continued cost improvement realization in TT and APM throughout the year. Capital expenditures are anticipated to range from $275 million to $325 million, with an overall Free Cash Flow Conversion above 25% from improved earnings and working capital improvements throughout the year.

8 2025 consolidated Adjusted EBITDA also reflects additional unallocated costs of $5 million and $8 million in Q4 2025 and year ended 2025, respectively. These costs are reflected in consolidated Adjusted EBITDA results only.

9 Restricted cash approximated $54 million of the end of the fourth quarter of 2025, reflecting primarily escrow payments Chemours has made related to the MOU agreement with DuPont, Corteva and EID will be further described in our Annual Report on Form 10-K for the year ended December 31, 2025.

EXHIBIT 99.1

Conference Call

As previously announced, Chemours will hold a conference call and webcast on February 20, 2026, at 8:00 AM Eastern Time. The webcast and materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in providing industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and advanced electronics, general industrial, and oil and gas. Through our three businesses – Thermal & Specialized Solutions, Titanium Technologies, and Advanced Performance Materials – we deliver application expertise and chemistry-based innovations that solve customers’ biggest challenges. Our flagship products are sold under prominent brands such as Opteon™, Freon™, Ti-Pure™, Nafion™, Teflon™, Viton™, and Krytox™. Headquartered in Wilmington, Delaware and listed on the NYSE under the symbol CC, Chemours has approximately 5,700 employees and 28 manufacturing sites and serves approximately 2,400 customers in approximately 110 countries. For more information, visit chemours.com or follow us on LinkedIn.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Free Cash Flows, Free Cash Flows Conversion, Total Debt Principal, Net and Net Leverage Ratio which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management uses Adjusted Net Income, Adjusted EPS and Adjusted EBITDA, which adjust for (i) certain non-cash items, (ii) certain items we believe are not indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items to evaluate the Company's performance in order to have comparable financial results to analyze changes in our underlying business from period to period. Additionally, Free Cash Flows, Free Cash Flows Conversion, Total Debt Principal, Net and Net Leverage Ratio are utilized as liquidity measures to assess the cash generation of our businesses and on-going liquidity position.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. The Company does not provide a reconciliation of certain forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)" and materials posted to the Company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, guidance on Company and segment performance for the first quarter of 2026, the full year 2026 and the Company’s refreshed corporate strategy. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties including the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, our ability to maintain an effective internal control over financial reporting and disclosure controls and procedures, changes in environmental regulations in the United States or other jurisdictions that affect demand for or adoption of our products, changes in regulations in the United States or other jurisdictions that could impose tariffs or additional costs on products we either sell or need to purchase, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, efforts to resolve outstanding or potential litigation, including claims related to legacy PFAS liabilities, plans for dividends, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to develop and commercialize new products or technologies and obtain necessary regulatory approvals, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements also may involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions, geopolitical conditions, changes in laws and regulations in the United States or other jurisdictions in which we operate, and global health events and weather events, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2025. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACTS:

INVESTORS
Brandon Ontjes
Vice President, Head of Strategy & Investor Relations
+1.302.773.3309

investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Media Relations & Reputation Leader
+1.302.219.7140
media@chemours.com

The Chemours Company

Consolidated Statements of Operations (Unaudited)1

(Dollars in millions, except per share amounts)

	Year Ended December 31,
	2025	2024	2023
Net sales	$5,808	$5,782	$6,078
Cost of goods sold	4,906	4,640	4,776
Gross profit	902	1,142	1,302
Selling, general, and administrative expense	799	598	1,286
Research and development expense	108	109	108
Restructuring, asset-related, and other charges	59	60	153
Goodwill impairment charge	—	56	—
Total other operating expenses	966	823	1,547
Equity in earnings of affiliates	35	43	45
Interest expense, net	(269)	(263)	(208)
Loss on extinguishment of debt	(5)	(1)	(1)
Other income, net	26	8	91
(Loss) income before income taxes	(277)	106	(318)
Provision for (benefit from) income taxes	109	37	(66)
Net (loss) income	(386)	69	(252)
Less: Net income attributable to non-controlling interests	—	—	1
Net (loss) income attributable to Chemours	$(386)	$69	$(253)
Per share data
Basic (loss) earnings per share of common stock	$(2.57)	$0.46	$(1.70)
Diluted (loss) earnings per share of common stock	(2.57)	0.46	(1.70)

The Chemours Company

Consolidated Balance Sheets (Unaudited)1

(Dollars in millions, except per share amounts)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$670	$713
Restricted cash and restricted cash equivalents	2	—
Accounts and notes receivable, net	679	770
Inventories	1,569	1,463
Prepaid expenses and other	80	71
Assets held for sale	1	—
Total current assets	3,001	3,017
Property, plant, and equipment	9,920	9,577
Less: Accumulated depreciation	(6,842)	(6,389)
Property, plant, and equipment, net	3,078	3,188
Operating lease right-of-use assets	271	265
Goodwill	46	46
Other intangible assets, net	2	3
Investments in affiliates	160	152
Assets held for sale, non-current	21	—
Restricted cash and restricted cash equivalents	52	50
Other assets	751	788
Total assets	$7,382	$7,509
Liabilities
Current liabilities:
Accounts payable	$954	$1,156
Compensation and other employee-related cost	96	99
Short-term and current maturities of long-term debt	42	54
Current environmental remediation	88	115
Other accrued liabilities	506	396
Total current liabilities	1,686	1,820
Long-term debt, net	4,099	4,059
Operating lease liabilities	191	198
Long-term environmental remediation	530	456
Deferred income taxes	37	35
Other liabilities	588	369
Total liabilities	7,131	6,937
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 198,720,786 shares issued and 149,893,993 shares outstanding at December 31, 2025; 198,300,033 shares issued and 149,428,431 shares outstanding at December 31, 2024)	2	2
Treasury stock, at cost (48,826,793 shares at December 31, 2025; 48,871,602 shares at December 31, 2024)	(1,802)	(1,804)
Additional paid-in capital	1,074	1,055
Retained earnings	1,220	1,685
Accumulated other comprehensive loss	(244)	(367)
Total Chemours stockholders’ equity	250	571
Non-controlling interests	1	1
Total equity	251	572
Total liabilities and equity	$7,382	$7,509

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)1

(Dollars in millions)

	Year Ended December 31,
	2025	2024	2023
Cash flows from operating activities
Net (loss) income	$(386)	$69	$(252)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	340	292	309
Gain on sales of assets and businesses, net	(8)	(3)	(110)
Equity in earnings of affiliates, net	(7)	(1)	11
Loss (gain) on extinguishment of debt	5	1	1
Amortization of debt issuance costs and issue discounts	11	12	9
Deferred tax provision (benefit)	64	(31)	(143)
Asset-related charges	32	27	95
Stock-based compensation expense	21	15	18
Net periodic pension (income) cost	(2)	6	9
Defined benefit plan contributions	(2)	(12)	(10)
Other operating charges and credits, net	18	(42)	1
Goodwill impairment	—	56	—
Decrease (increase) in operating assets:
Accounts and notes receivable, net	106	(139)	(14)
Inventories and other current operating assets	(106)	(140)	61
Other non-current operating assets	66	(98)	—
(Decrease) increase in operating liabilities:
Accounts payable	(165)	4	(74)
Other current operating liabilities	(3)	(660)	642
Non-current operating liabilities	280	11	3
Cash provided by (used for) operating activities	264	(633)	556
Cash flows from investing activities
Purchases of property, plant, and equipment	(213)	(360)	(370)
Proceeds from sales of assets and businesses, net of cash divested	7	3	143
Foreign exchange contract settlements, net	(1)	2	(8)
Other investing activities	1	2	6
Cash used for investing activities	(206)	(353)	(229)
Cash flows from financing activities
Proceeds from issuance of debt, net	748	606	648
Debt repayments	(787)	(490)	(280)
Payments of debt issuance costs	(7)	(9)	(4)
Payments on finance leases	(14)	(12)	(11)
Proceeds from supplier financing programs	80	93	123
Payments to supplier financing program	(88)	(102)	(87)
Purchases of treasury stock, at cost	—	—	(69)
Proceeds from exercised stock options	—	9	19
Payments related to tax withheld on vested stock awards	(1)	(3)	(19)
Payments of dividends to the Company's common shareholders	(78)	(148)	(149)
(Distributions to) cash received from non-controlling interest shareholders	—	(1)	1
Other financing activities	21	21	—
Cash (used for) provided by financing activities	(126)	(36)	172
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	29	(22)	4
(Decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(39)	(1,044)	503
Cash, cash equivalents, restricted cash, and restricted cash equivalents at January 1,	763	1,807	1,304
Cash, cash equivalents, restricted cash, and restricted cash equivalents at December 31,	$724	$763	$1,807

Supplemental cash flows information
Cash paid during the year for:
Interest, net of amounts capitalized	$251	$267	$223
Income taxes, net of refunds	74	82	63
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$33	$88	$82
Treasury stock repurchased, not settled	—	—	—

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales (1)				Three Months
				Ended	Sequential
	Three Months Ended December 31,		Increase /	September 30,	Increase /
	2025	2024	(Decrease)	2025	(Decrease)
Thermal & Specialized Solutions	$444	$390	$54	$560	$(116)
Titanium Technologies	561	632	(71)	612	(51)
Advanced Performance Materials	312	324	(12)	311	1
Other Segment	12	13	(1)	12	—
Total Net Sales	$1,329	$1,359	$(30)	$1,495	$(166)

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
	Three Months Ended December 31,		Increase /	September 30,	Increase /
	2025	2024	(Decrease)	2025	(Decrease)
Thermal & Specialized Solutions	$128	$122	$6	$194	$(66)
Titanium Technologies	$23	$70	$(47)	$25	$(2)
Advanced Performance Materials	$12	$47	$(35)	$14	$(2)
Other Segment	$1	$—	$1	$2	$(1)

Quarterly Change in Net Sales from the three months ended December 31, 2024

	December 31, 2025	Percentage Change vs.	Percentage Change Due To
	Net Sales	December 31, 2024	Price	Volume	Currency	Portfolio
Total Company	$1,329	(2)%	1%	(4)%	1%	—%

Thermal & Specialized Solutions	$444	14%	10%	3%	1%	—%
Titanium Technologies	561	(11)%	(6)%	(6)%	1%	—%
Advanced Performance Materials	312	(4)%	3%	(8)%	1%	—%
Other Segment	12	(10)%	(7)%	(3)%	—%	—%

Quarterly Change in Net Sales from the three months ended September 30, 2025

	December 31, 2025	Percentage Change vs.	Percentage Change Due To
	Net Sales	September 30, 2025	Price	Volume	Currency	Portfolio
Total Company	$1,329	(11)%	1%	(12)%	—%	—%

Thermal & Specialized Solutions	$444	(21)%	1%	(22)%	—%	—%
Titanium Technologies	561	(8)%	—%	(8)%	—%	—%
Advanced Performance Materials	312	—%	—%	—%	—%	—%
Other Segment	12	—%	—%	—%	—%	—%

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Income (Loss) Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation1

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including certain litigation related and environmental charges and Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts. Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
Income (loss) before income taxes	$(67)	$1	$38	$(277)	$106
Net (loss) income attributable to Chemours	$(47)	$(11)	$46	$(386)	$69
Non-operating pension and other post-retirement employee benefit (income) cost	(3)	1	(4)	(10)	(3)
Exchange losses, net	4	3	1	11	9
Restructuring, asset-related, and other charges (1)	4	7	4	58	58
Goodwill impairment charge (2)	—	—	—	—	56
Loss on extinguishment of debt	5	1	—	5	1
Gain on sales of assets and businesses, net (3)	—	—	(7)	(8)	(3)
Transaction costs (4)	4	2	—	6	2
Qualified spend recovery (5)	(7)	(4)	(13)	(42)	(26)
Litigation-related charges (6)	19	—	8	320	(2)
Environmental charges (7)	20	15	13	93	15
Adjustments made to income taxes (8)	19	6	(18)	182	9
Benefit from income taxes relating to reconciling items (9)	(11)	(6)	(4)	(86)	(6)
Adjusted Net Income	7	14	26	143	179
Net income attributable to non-controlling interests	(1)	—	—	—	—
Interest expense, net	68	67	68	269	263
Depreciation and amortization (10)	81	75	80	317	292
All remaining (benefit from) provision for income taxes (9)	(27)	12	15	13	34
Adjusted EBITDA	$128	$168	$189	$742	$768

Total debt principal				$4,182	$4,156
Less: Cash and cash equivalents				(670)	(713)
Total debt principal, net				$3,512	$3,443

Net Leverage Ratio (calculated using GAAP earnings) (11)				(12.7)x	32.5x
Net Leverage Ratio (calculated using Non-GAAP earnings) (11)				4.7x	4.5x

GAAP Net Income (Loss) Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation (Continued)1

(1)
For the year ended December 31, 2025, restructuring, asset-related and other charges primarily includes charges related to our decision to exit our SPS Capstone™ business and the 2024 Restructuring Program. For the year ended December 31, 2024, restructuring, asset-related and other charges primarily includes charges related to the 2024 Restructuring Program and the Titanium Technologies Transformation Plan. See "Note 7 –Restructuring, Asset-Related and Other Charges" to the Consolidated Financial Statements in our Quarterly Report on Form 10-K for the year ended December 31, 2025 for further details.
(2)
Represents a non-cash goodwill impairment charge in the Advanced Performance Materials unit, which is discussed further in "Note 15 – Goodwill and Other Intangibles, Net" to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024.
(3)
For the year ended December 31, 2025, gain on sales of assets and businesses, net includes a gain on sale of $7 million related to certain parcels of land at the Company's manufacturing site in Kuan Yin, Taiwan.
(4)
For the year ended December 31, 2025, transaction costs includes $4 million of costs associated with the Senior Secured Credit Facilities. See “Note 20 – Debt” to the Consolidated Financial Statements in our Quarterly Report on Form 10-K for the year ended December 31, 2025 for further details.
(5)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 2 – Commitments and Contingent Liabilities" to the Consolidated Financial Statements in our Quarterly Report on Form 10-K for the year ended December 31, 2025.
(6)
Litigation-related charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other related legal fees. For the year ended December 31, 2025, litigation-related charges primarily includes $270 million related to the Company's portion of Chemours, DuPont, Corteva, EID and the State of New Jersey's settlement agreement reached in August 2025, $12 million in third-party legal fees directly related to the New Jersey Settlement agreement, $14 million related to the Company's portion of Chemours, DuPont, Corteva, EID's settlement agreement to resolve the Hoosick Falls class action lawsuit and $18 million related to reserves for asbestos and production liability matters. For the year ended December 31, 2024, litigation-related charges includes $44 million of benefits from insurance recoveries, along with the $29 million accrual for the Ohio MDL. See “Note 22 – Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2025 for further details.
(7)
Environmental charges pertains to management’s assessment of estimated liabilities associated with certain non-recurring environmental remediation expenses at various sites. For the year ended December 31, 2025, environmental charges primarily includes changes in remediation reserves at the four sites covered by the New Jersey settlement agreement. For the year ended December 31, 2024, environmental charges primarily includes off-site remediation costs at Dordrecht Works. See “Note 22 – Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2025 for further details.
(8)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(9)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(10)
For the year ended December 31, 2025, accelerated depreciation charges of $23 million incurred as part of our decision to exit our SPS Capstone™ business are included within the "Restructuring, asset-related and other charges" caption above, and therefore are not included as separate adjustment within this caption.
(11)
Net Leverage Ratio calculated using GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by income (loss) before income taxes. Net Leverage Ratio calculated using non-GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation1

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
Numerator:
Net (loss) income attributable to Chemours	$(47)	$(11)	$46	$(386)	$69
Adjusted Net Income	7	14	26	143	179
Denominator:
Weighted-average number of common shares outstanding - basic	150,464,150	149,825,988	150,320,265	150,237,101	149,494,462
Dilutive effect of the Company's employee compensation plans (1)	398,511	503,667	461,349	404,781	677,827
Weighted-average number of common shares outstanding - diluted (1)	150,862,661	150,329,655	150,781,614	150,641,882	150,172,289

Basic (loss) earnings per share of common stock (2)	$(0.31)	$(0.08)	$0.31	$(2.57)	$0.46
Diluted (loss) earnings per share of common stock (1) (2)	(0.31)	(0.08)	0.31	(2.57)	0.46
Adjusted basic earnings per share of common stock (2)	0.05	0.09	0.17	0.95	1.20
Adjusted diluted earnings per share of common stock (1) (2)	0.05	0.09	0.17	0.95	1.19
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three months ended December 31, 2025 and December 31, 2024, as well as the year ended December 31, 2025. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three months ended December 31, 2025 and December 31, 2024, as well as the year ended December 31, 2025 as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted earnings (loss) per share are calculated based on unrounded numbers.

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows and Free Cash Flow Conversion Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant and equipment as shown in the consolidated statements of cash flows. Free Cash Flow Conversion is calculated as the percentage of Free Cash Flows to Adjusted EBITDA.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
Cash flows provided by (used for) operating activities	$137	$138	$146	$264	$(633)
Less: Purchases of property, plant, and equipment	(45)	(109)	(41)	(213)	(360)
Free Cash Flows	$92	$29	$105	$51	$(993)
Adjusted EBITDA	128	168	189	742	768
Free Cash Flow Conversion	72%	17%	56%	7%	(129)%

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows and Free Cash Flow Conversion Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant and equipment as shown in the consolidated statements of cash flows. Free Cash Flow Conversion is calculated as the percentage of Free Cash Flows to Adjusted EBITDA.

	Estimated
	Year Ended December 31, 2026
	Low	High
Cash flows provided by (used for) operating activities	$475	$595
Less: Purchases of property, plant, and equipment	(275)	(325)
Free Cash Flows	$200	$270
Adjusted EBITDA	800	900
Free Cash Flow Conversion	25%	30%

2026 Estimated GAAP Net Loss Attributable to Chemours to Estimated Adjusted Net Income and Estimated Adjusted EBITDA Reconciliation (1)

	(Estimated)
	Year Ending December 31, 2026
	Low	High
Net income attributable to Chemours	$165	$225
Restructuring, transaction, and other costs, net (2)	(35)	(45)
Adjusted Net Income	130	180
Interest expense, net	275	285
Depreciation and amortization	315	325
All remaining provision for income taxes	80	110
Adjusted EBITDA	$800	$900